LANDRY’S RESTAURANTS, INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS AND EXECUTION OF
SUPPLEMENTAL INDENTURES FOR ITS 9.5% AND 7.5% SENIOR NOTES DUE 2014

(Houston, TX January 14, 2009) – Landry’s Restaurants, Inc. (NYSE: “LNY”) (“Landry’s”) announced today that, in connection with the previously announced cash tender offers and consent solicitations for its outstanding 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the “9.5% Notes”) and 7.5% Senior Notes due 2014 (CUSIP Nos. 51508LAA1 and 51508LAB9) (the “7.5% Notes” and, together with the 9.5% Notes, the “Notes”), Landry’s has received the requisite consents from holders of the Notes to amend the respective indentures.

As of 5:00 p.m., New York City time, on January 14, 2009, the consent payment deadline for the tender offers, tenders and consents had been received with respect to $391.0 million aggregate principal amount of the 9.5% Notes (approximately 98.8% of the total outstanding principal amount) and $3.3 million aggregate principal amount of the 7.5% Notes (approximately 76.9% of the total outstanding principal amount). The consent of holders of at least a majority of the aggregate principal amount of the outstanding 9.5% Notes and the outstanding 7.5% Notes was required to amend the respective indentures. Accordingly, Landry’s has executed supplemental indentures with U.S. Bank National Association, as Trustee, effectuating the proposed amendments to the indentures for the Notes, as described in the Offer to Purchase and Consent Solicitation Statements dated December 23, 2008. The Notes tendered may no longer be withdrawn and consents delivered may no longer be revoked.

The tender offers are scheduled to expire at 5:00 p.m., New York City time, on January 29, 2009, unless terminated or extended. The supplemental indentures will become operative on the payment date for the Notes.

The information agent for the tender offers is Innisfree M&A Incorporated. The tender agent for the tender offers is U.S. Bank National Association. Questions regarding the tender offers and consent solicitations and requests for copies of each Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Innisfree M&A Incorporated, telephone number (888) 750-5834 (toll free) and (212) 750-5833 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes or any new securities. Each tender offer and consent solicitation is made solely by means of an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated December 23, 2008, as supplemented by the supplement thereto dated January 7, 2009.

The Company is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby.  Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the Company’s inability to obtain alternative financing to pay off the 9.5% Notes or the 7.5% Notes; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  The Company may not update or revise any forward-looking statements made in this press release.

	Steven L. Scheinthal	Rick H. Liem
	Executive Vice President and General Counsel	Executive Vice President and CFO
CONTACT:	(713) 850-1010	(713) 850-1010